Exhibit 4.4
IMPORTANT NOTICE
THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR AND ALLOWS THE CREDITOR TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE.
REVOLVING NOTE

$6,000,000.00	As of March 2nd, 2006
     FOR VALUE RECEIVED, Horne Engineering Services, LLC, and Spectrum Sciences & Software Holdings Corp. (jointly and severally, the “Borrower”), both having an address at c/o Horne Engineering Services, LLC, 3130 Fairview Park Drive, Suite 400, Falls Church, Virginia 22042, promise to pay to the order of Bank of America, N.A., a national banking association (the “Lender”), the principal sum of Six Million and 00/100 Dollars ($6,000,000.00) (the “Principal Sum”), or so much thereof as has been or may be advanced or readvanced to or for the account of the Borrower pursuant to the terms and conditions of the Loan Agreement (as hereinafter defined), together with interest thereon at the rate or rates hereinafter provided, in accordance with the following terms:
1. Interest.
     a. Commencing as of the date hereof and continuing thereafter, the unpaid Principal Sum shall bear interest at a fluctuating annual rate equal to the LIBOR Rate (as hereafter defined), plus Two and One Half of a percent (2.50%). The “LIBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent.

LIBOR Rate =	London Inter-Bank Offered Rate

(1.00 - Reserve Percentage)
“London Inter-Bank Offered Rate” means the average per annum interest rate at which U.S. dollar deposits would be offered for an “Interest Period” of one (1) month by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the Interest Period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that Interest Period will be determined by such alternate method as reasonably selected by Lender. A “London Banking Day” is a day on which Lender’s London Banking Center is open for business and dealing in offshore dollars. “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal

Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages. The first day of the Interest Period must be a day other than a Saturday, or a Sunday on which Lender is open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the Interest Period and the actual number of days during the Interest Period will be determined by Lender using the practices of the London inter-bank market. Absent manifest error, the Lender’s certificate to the Borrower stating the LIBOR Rate for each Interest Period shall be conclusive.
     The rate at which interest shall accrue under this Note may change immediately upon any change at the commencement of each Interest Period (if the London Inter-Bank Offered Rate has changed).
     All interest payable under the terms of this Note shall be calculated by applying a daily interest rate, determined by multiplying the outstanding principal balance by the applicable annual interest rate and dividing the resulting product by 360, to the actual number of days principal is outstanding.
2. Payments and Maturity. The unpaid Principal Sum, together with interest thereon at the rate or rates provided above, shall be payable as follows:
     a. interest shall be due and payable monthly, commencing on the first day of the first calendar month after the date of this Note, and on the first day of each succeeding calendar month.
     b. unless sooner paid, the unpaid Principal Sum, together with all interest accrued and unpaid thereon, and all other amounts owing under this Note shall be due and payable in full on April 30, 2007 (the “Maturity Date”). If the Loan Agreement provides for the Borrower to make additional payments on account of the Principal Sum from time to time, Borrower promises to make those payments at the time and in the manner specified in the Loan Agreement.
3. Default Interest. Upon the occurrence of an Event of Default (as hereinafter defined), the unpaid Principal Sum shall bear interest thereafter, until the Event of Default is cured, at a rate of two percent (2%) per annum in excess of the rate or rates of interest that would otherwise be in effect under this Note.
4. Late Charges. If the Borrower fails to make any payment under the terms of this Note within ten (10) days after the date such payment is due, the Borrower shall pay to the Lender on demand a late charge equal to five percent (5%) of such payment.
5. Application and Place of Payments. Except as otherwise provided in the Loan Agreement (hereinafter defined), all payments, made on account of this Note shall be applied first to the payment of accrued and unpaid interest then due hereunder, second to the unpaid principal balance and the remainder, if any, shall be applied to any other amounts which remain owing hereunder. All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds during regular business hours of the Lender at its office at 1101 Wootton Parkway, 4th Floor, Rockville, Maryland 20852, or at such other times and places as the Lender may at any time and from time to time designate in writing to the Borrower.
6. Loan Agreement. This Note is the “Revolving Note” described in a Revolving Line of Credit Loan Agreement and Security Agreement of even date herewith by and between the Borrower and the Lender (the “Loan Agreement”). The indebtedness evidenced by this Note is included within the meaning of the term “Debt” as defined in the Loan Agreement. The term “Loan Documents” as used in this Note shall have the meaning ascribed to that term in the Loan Agreement. Capitalized terms used in this Note but not defined herein have the meanings ascribed to them in the Loan Agreement.
7. Security. This Note is secured by the Collateral described in the Loan Agreement.
8. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and collectively, the “Events of Default”) under this Note:
     a. the failure of the Borrower to pay to the Lender when due any amount payable by the Borrower to the Lender under the terms of this Note, or the failure of the Borrower to perform any other obligation under the terms of the Note; or
     b. the occurrence of an event of default under any of the other Loan Documents.
9. Remedies. Upon the occurrence of an Event of Default, at the option of the Lender, all principal, accrued interest and other sums payable by the Borrower to the Lender under the terms of this Note shall become immediately due and payable, and the Lender shall have all of the rights, powers, and remedies available under the terms of this Note, any of the other Loan Documents and all applicable laws. The Borrower and all endorsers hereby jointly and severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agree that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Borrower or any endorsers.
     Confession of Judgment. The Borrower hereby appoints Joseph P. Corish and Jennifer A. Brust, and each of them, as the Borrower’s true and lawful attorney-in-fact, for the Borrower, in the Borrower’s name, place and stead, to confess judgment against the Borrower, if an Event of Default should occur, in the Circuit Court of Fairfax County, Virginia, for the principal outstanding under this Note, together with interest, late payment charges, court costs and attorney’s fees equal to fifteen percent (15%) of the unpaid principal balance for which judgment is confessed, hereby ratifying and confirming the acts of said attorney-in-fact as fully as if done by the Borrower. The Borrower consents to immediate execution of any such confessed judgment and waives the benefit of any exemption laws. No single exercise of the foregoing power to confess judgment will be deemed to exhaust the power, whether or not such exercise shall be held by any court to be invalid, voidable or void; but the power will continue undiminished and may be exercised from time to time as Lender may elect until all amounts owing under this Note have been paid in full.
10. Expenses. The Borrower promises to pay to the Lender on demand by the Lender all costs and expenses incurred by the Lender in connection with the collection, enforcement and/or defense of this Note, including, without limitation, all attorneys’ fees and expenses, all court costs and all arbitration fees and costs.
11. Notices. Any notice, request, or demand to or upon the Borrower or the Lender shall be deemed to have been properly given or made when delivered in accordance with the Loan Agreement.
12. Miscellaneous. Each right, power, and remedy of the Lender as provided for in this Note or any of the other Loan Documents, now or hereafter existing under any applicable law or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or any of the other Loan Documents now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers, or remedies. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Note or any of the other Loan Documents, or to exercise any right, power, or remedy available upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.
13. Partial Invalidity. If any term or provision of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Note shall be valid and be enforceable to the fullest extent permitted by law.
14. Captions. The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Note.

15. Governing Law. The provisions of this Note shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia (excluding Virginia’s choice of law rules).
16. Consent to Jurisdiction. Provisions of the Loan Agreement concerning the Borrower’s consent to the jurisdiction of state and federal courts sitting in the Commonwealth of Virginia are incorporated into this Note by reference and shall have the same force and effect as if fully set forth in this Note.
17. Waiver of Trial by Jury. Provisions of the Loan Agreement concerning the Borrower’s and Lender’s mutual waiver of trial by jury in disputes between the Borrower and the Lender are incorporated into this Note by reference and shall have the same force and effect as if fully set forth in this Note.
18. Arbitration. Provisions of the Loan Agreement specifying that certain disputes between the Borrower and the Lender shall be resolved by binding arbitration are incorporated into this Note by reference and shall have the same force and effect as if fully set forth in this Note.
19. Joint and Several Liability; Notices to Borrower. The liability under this Note of the persons comprised by the term Borrower shall be joint and several. References in this Note to the Borrower shall refer to each such person or to all of them as the context may require. Any notice that the Lender provides to Horne Engineering Services, LLC in accordance with the Loan Agreement shall be deemed to have been given to all of the persons comprised by the term Borrower.
[signature and notary pages follow]

     IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed by Borrower’s duly authorized officer or officers as of the date first written above.

HORNE ENGINEERING SERVICES, LLC, a Virginia limited liability company

By: Spectrum Sciences & Software Holdings Corp., a Delaware corporation, its sole member

By:	/s/ Darryl K. Horne	(SEAL)

Name:	Darryl K. Horne
Title:	President and Chief Executive Officer

HORNE ENGINEERING SERVICES, LLC, a Virginia limited liability company

By:	/s/ Darryl K. Horne	(SEAL)

Name:	Darryl K. Horne
Title:	Manager, President and Chief Executive Officer

SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP., a Delaware corporation

By:	/s/ Darryl K. Horne	(SEAL)

Name:	Darryl K. Horne
Title:	President and Chief Executive Officer